TRADEMARK LICENSE
                            AND TECHNICAL ASSISTANCE
                                    AGREEMENT

     AGREEMENT, dated as of May 15,1996, by and among EUROPE CRAFT IMPORTS
INC., a New Jersey corporation, having its principal office at 475 Fifth Avenue, New York, New York 10017 ("Licensor"), and AZUREL, LTD. ("Licensee"), a Delaware corporation, having its principal office at 509 Madison Avenue, Suite 804, New York, New York 10022.

                              W I T N E S S E T H:

         WHEREAS, Licensor is the owner of, and holds the exclusive right to use the trademark "MEMBERS ONLY' (the "Trademark") and possesses technical expertise in the styling, manufacturing, distribution, packaging, merchandising and promotion of products utilizing the Trademark;

         WHEREAS, Licensee has requested Licensor to grant Licensee the right to use the Trademark and to provide technical assistance all in connection with the manufacture, distribution and sale of certain fragrance-related products, and Licensor is willing to grant such right and provide such assistance to Licensee on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, it is agreed;

         1.       LICENSE AND GRANT

                  (a) Licensor hereby grants to Licensee an exclusive (except as specifically set forth hereinafter) and non-assignable right and license in the United States of America and its




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

territories and possessions and all countries throughout the world, excluding China and Taiwan (the "Territory") to use the Trademark in connection with the manufacture, distribution and sale by or for Licensee within the territory of only the following products produced from or containing fragrances, designs, styling and packaging approved by Licensor (the "Products"):

         Fragrances, cologne, perfume, after-shave lotion, deodorant, shaving cream, skin-care lotions and creams, cosmetics and related toiletry articles covered by Intl. Class 3 as defined by the US Patent and Trademark Office.

                  (b) Licensee shall have the right to use the Trademark solely for the Products. The Products shall be of high quality and designed, styled, packaged, manufactured, promoted, advertised, marketed and sold as a coordinated line or collection of fragrance and toiletry articles and according to the highest standards of the fragrance and cosmetics industry consistent with the high prestige of the Trademark. Licensee shall not use the Trademark in any combination or form in connection with any other products or in Licensee's trade or corporate names except as specifically provided for herein.

                  (c) Licensee shall use the Trademark only in connection with the Products produced from and containing fragrances, designs, styling and packaging approved by Licensor. The particular fragrances, articles and other Products manufactured, packaged, distributed or promoted using the Trademark shall not be sold or distributed by Licensee under any name, label, trademark, designation, or symbol other than the Trademark during



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the term of this Agreement. Licensee shall nevertheless have the right to use its corporate name "Azurel" on Products and on the packaging (which, for purposes of this Agreement shall include bags, tags and labels) for the Products in a type size appropriate for identification and not for display, provided that if such name appears on such packaging with the Trademark, the packaging shall contain such language as may be acceptable to Licensor to indicate the use of the Trademark by Licensee is pursuant to the license herein granted. Subject to the prior approval of Licensor, which will not be unreasonably withheld, and subject to such conditions as Licensor may reasonably require in connection therewith, Licensee may utilize descriptive trademarks it may own on the packaging for, and in connection with the sale of, the Products. Licensee shall also affix or cause to be affixed to the Products such ingredient, chemical content, warnings, limitations or instructions as to use or health hazards, and other labels and disclosure, as are required by law or governmental regulations. Licensee must use the Trademark on all Products marketing pursuant to this Agreement and the size, style and placement of the Trademark on all packaging shall be subject to the approval of Licensor.

                (d) The license herein granted shall not be deemed to confer on Licensee any property rights in the name "MEMBERS ONLY", the Trademark, or the good will now or hereafter attached thereto. Licensee shall only use the Trademark as provided in this Agreement. Licensee acknowledges that as between Licensor and Licensee, except for the rights expressly granted to Licensee


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herein, Licensor is the holder of all right, title and interest in and to the
Trademark. Licensee will not, at any time, contest Licensor's rights in the Trademark or otherwise knowingly or intentionally do or permit to be done any act or thing to impair or which will tend to impair the rights of Licensor in the Trademark. Licensee recognizes the value of the goodwill associated with the Trademark and acknowledges that the Trademark has acquired a secondary meaning in the mind of the public. Licensor retains the right to use, and to grant licenses to other persons to use, the Trademark in connection with products and services other than the Products, within or without the Territory, and in connection with Products outside the Territory.

                  (e) Licensee shall not have the right to enter into any sublicenses of the license granted hereunder.

                  (f) Licensor represents and warrants that (i) it is the sole and exclusive owner of the Trademark, (ii) the Trademark is registered in the United States Patent office and foreign patent offices designated on Schedule 1 hereto for the types of products indicated on such Schedule 1, (iii) it knows of no opposition or interferences, proceedings or adverse claims with respect to any of such registrations, (iv) it has full and exclusive right and authority to grant the license herein to Licensee and (v) the grant of the license pursuant to this Agreement does not in any way constitute an infringement of any other trademark. Licensor shall file all applications and documents necessary to maintain its exclusive ownership of the Trademark for use on the Products during the term of this Agreement and all renewal terms (1) within the


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

United States and within the foreign countries for which Licensor maintains a registration designated on Schedule 1 on the date hereof and (2) within additional foreign countries on a case by case basis upon Licensee's written request accompanied by a business plan of Licensee for distribution of the Products within such particular foreign country, demonstrating Licensee's establishment of an infrastructure for distribution of the Products in such foreign country and certifying that Licensee will commence sales in such foreign country within thirty (30) days of such request (such 30 day commitment conditioned on Licensor having authorized such sales pursuant to the next succeeding sentence hereof). Licensee shall not commence sale of the Products in any foreign country where Licensor does not then have a registered Trademark unless authorized by Licensor, which authorization shall not be unreasonably withheld from and after the time Licensor has filed an application for Trademark registration in such foreign country. Following a request by Licensee in compliance with this Section 1 (f), Licensor shall as promptly as practicable, but in any event, within thirty (30) days after such request, file an application for registration of the Trademark in a particular additional foreign country, and Licensor shall utilize its best efforts to obtain registration of the Trademark in such particular additional foreign country, but Licensor does not warrant or guarantee that such registration can be effected or as to the time required for such registration. Such thirty (30) day period may be extended where foreign law requires obtaining governmental certifications and similar documents. All applications,


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registrations and renewals of the Trademark for the Products shall be in the name of Licensor.

                  (g) All copyrights on all packaging, labels, logos, advertisements, brochures, and promotional material containing the Trademark and used in connection with the Products shall belong to Licensor and all applications and registrations thereof shall be filed in the name of Licensor. Licensor may in its sole discretion apply for copyright registration of such materials.

                  (h) All trademarks, copyrights, patents, "trade dress", design patents, and other proprietary rights relating to any design element, shape, or style on all packaging, bottling, labels and logos used in connection with the Products and containing the Trademark shall belong to Licensor and all applications and registrations thereof shall be filed in the name of Licensor. Licensor may in its sole discretion apply for registration of proprietary rights in such materials. Notwithstanding the foregoing, Licensee shall retain ownership of its corporate and tradename "Azurel" as well as descriptive trademarks owned by it and utilized pursuant to Section 1(c) above.

         2.       TECHNICAL ASSISTANCE

Licensor shall, without any separate compensation and at such times and locations as it may determine, (a) advise and consult with Licensee concerning the selection of fragrances to be used in the manufacture of the Products, the selection of packaging, styling and particular articles or products included in the line marketed by Licensee, and modifications to the Products and the line and (b) generally consult with Licensee concerning the


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



design, styling, packaging, merchandising and promotion of the Products.

         3.       TERM

                  (a) The initial term of this Agreement shall commence May 15, 1996 and terminate on September 20, 2001 (the "Initial Term"), unless sooner terminated pursuant to any provision hereof. The sixteen and one-half (16 1/2) month period ending on September 30, 1997 shall be deemed the First Contract Period, and each succeeding twelve (12) month period of the Initial and/or Renewal Term (as hereinafter defined), if any, of this Agreement, shall likewise be deemed a Contract Period.

                  (b) Licensee shall have the right to renew this Agreement, as long as it is not in default of the terms of this Agreement, for one (1) additional five (5) year period (such period hereinafter referred to as the "Renewal Term") expiring September 30, 2006, upon notice given six (6) months prior to the expiration of the Initial Term; provided however, that Licensee's right to renew this Agreement for the Renewal Term shall be further conditioned on Licensee having achieved the following minimum annual Net Sales (as defined herein) of the Products for each Contract Period during the Initial Term:




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         First Contract Period            $ 2,000,000
         Second Contract Period           $ 3,000,000
         Third Contract Period            $ 5,500,000
         Fourth Contract Period           $ 6,500,000
         Fifth Contract Period            $ 7,500,000

         4.       MANUFACTURE AND QUALITY CONTROL

                  The nature and quality of the Products shall be subject to the approval of Licensor and in connection therewith:

                  (a) Licensee shall furnish to Licensor for each Contract Period of the Initial Term and any Renewal Term of this Agreement, proposed fragrances, designs and packaging (including colors) for each item of the Products Licensee proposes to manufacture, sell and distribute. Licensee may not use any designs, packaging, samples, materials and fragrances (including colors) unless Licensor has given its prior written consent to such use.

                  (b) The contents, materials, workmanship, packaging and styling of the Products manufactured and sold by or for Licensee hereunder shall be at all times of the highest quality consistent with the high reputation associated with the Trademark.

                  (c) The Products sold by or for by Licensee hereunder shall be manufactured only by Licensee and/or quality manufacturers selected by Licensee. Licensee, and not Licensor, shall be solely responsible for the manufacture and production of Licensee's requirements of the Products and components for the production thereof and for the marketing, sale and delivery of the Products. Licensor shall not be liable or otherwise responsible for defective merchandise, defaults in, delay, reduction or failure



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



of delivery or cancellation or shipments, whether or not Licensee utilizes Licensor and/or Licensor's resources or sources of supply for Licensee's requirements of the Products or components for the production thereof.

                  (d) Before selling, marketing or distributing any of the Products, Licensee shall deliver to Licensor for its inspection and approval, free of charge, one sample of each article of the Products and each form of packaging to be utilized in connection therewith in all sizes and varieties. During the course of manufacture, upon Licensor's request, Licensee shall submit to Licensor, free of charge, production samples of the Products produced hereunder and associated packaging. Licensor may disapprove of any samples and packaging submitted by Licensee whichin the Licensor's reasonable opinion do not conform to the quality standards and specifications established by Licensor or which are reasonably deemed by Licensor not to be consistent with the high quality and reputation associated with the Trademark. Licensor shall not unreasonably disapprove of any samples or packaging. In the event Licensor disapproves of any samples or packaging, Licensee shall not manufacture, market, advertise, promote, distribute or sell any of the Products so rejected until Licensee makes such modification in the manufacturing process, formulae of chemicals, compounds or fragrances, methods of manufacture and materials, components or packaging used, as Licensor shall reasonably and specifically request. Licensor may disapprove of any sample or packaging required to be delivered to it hereunder upon notice received by Licensee within ten days after receipt by



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


Licensor of any such sample required to be delivered hereunder and if Licensee does not receive notice of approval or disapproval within such period, such sample shall be deemed approved.

                  (e) Licensee and its manufacturers and subcontractors shall fully adhere to all designs, specifications and packaging for the Products as furnished or approved by Licensor. No material departure or variation shall be permitted from such designs or specifications without first submitting such variations or departures to Licensor for its approval as provided in paragraph 4(a). As provided in paragraph 1(d), Licensee shall not use any of the designs furnished or approved by Licensor except for inclusion in the Products sold under the Trademark.

                  (f) All the Products shall be manufactured, packaged, labeled, distributed, marketed, advertised and sold in accordance with all applicable governmental regulations in the Territory.

                  (g) Licensee will be responsible, at its own cost and expense, for all sample making and the production, manufacture and packaging of the Products.

                  (h) Notwithstanding any provision of this Agreement and any participation of Licensor in approval of, or consulting with respect to, the design, styling, packaging, manufacture, quality, samples, or advertising or promotion of the Products, the Licensee shall be exclusively responsible for all product liability and quality control relating to the manufacture, sale packaging, advertising, promotion, quality, distribution and use of the


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Products and shall indemnify Licensor for any liabilities relating thereto pursuant to Section 14 of this Agreement.

                  (i) Regulatory Clearance; Compliance with Law. Licensee at its own expense shall have the sole responsibility for regulatory clearance and approval by the US Food and Drug Administration ("FDA") and any other federal, state, local and foreign governmental authority, trade association or industry self-regulating organization relating to the manufacture, sale or use of the Products by Licensee and its subcontractors, manufacturers, wholesalers, distributors and retailers. During the term of this Agreement, Licensee shall obtain and maintain in full force and effect and at its own expense all necessary FDA and other federal, state, local and foreign governmental licenses, permits, clearances, registrations and authorizations and all necessary trade association or industry self-regulatory organization registrations and shall maintain compliance in all material respects with the terms and conditions thereof and applicable law and regulation, relating to Licensee's and its subcontractors, manufacturers, wholesalers, distributors and retailers' activities in the manufacture, sale, production or quality and environmental control of Products. Licensee hereby assumes all products liability, health, safety and environmental risks arising out of the manufacture and sale of the Products and shall carry out all testing, safety, environmental and quality control programs for the Products as are required by law and good manufacturing practice and industry standards.



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

                  (j) Quality Control Standards

                  (1) Licensee represents, warrants and agrees that the Products will be commercially acceptable in all respects, will be of marketable quality suitable for fragrance and cosmetic applications, will be manufactured in accordance with all applicable governmental rules and regulations, and will meet first quality industry specifications with respect to composition and freedom from impurities.

                  (2) To assure compliance with the provisions of Section 4 of this Agreement, Licensee shall, throughout the term of this Agreement, as its own expense, implement and maintain a quality control program including regular testing of Product samples. At Licensor's request, Licensee shall provide Licensor with access to copies of the quality control program then in force and the results of testing and reporting thereunder. At Licensor's request, Licensee shall, without charge, furnish Licensor with reasonable quantities of samples of the Licensed Product for any additional testing which Licensor may wish to conduct, at Licensor's expense.

                  (3) Licensee shall permit Licensor's designated representatives to inspect Licensee's (and its subcontractors, manufacturers, wholesalers, distributors and retailers) facilities for the production, storage and distribution of Products, to review its production record and to interview its personnel to determine compliance with Sections 4. Licensee shall fully cooperate with Licensor and cause its personnel and its subcontractors,



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manufacturers, wholesalers, distributors, and retailers to fully cooperate with
Licensor to implement this Section 4(j).

         5.       TRADEMARK PROTECTION

                  (a) In the event that the Licensee learns of or suspects any actual or threatened infringement or imitation of the Trademark or of any unauthorized use of the Trademark or use of a trademark similar to the Trademark, Licensee shall promptly notify Licensor. If, in Licensor's reasonable opinion, such activity constitutes an infringement of the rights granted to Licensee or an infringement of the Trademark, Licensor shall have the exclusive right to take appropriate action to stop such infringement with respect to the Products. If Licensor does take such action, it shall have the right, at its expense, to join Licensee as a necessary party in such action if Licensor in its reasonable discretion deems this advisable for the protection of the Trademark. In addition, Licensor shall permit Licensee (at Licensee's expense) to join such action as an additional plaintiff. Licensor and Licensee shall cooperate fully with the prosecution of any such action brought by Licensor. In furtherance of this Section 5(a), Licensee shall not make any demands or claims on the allegedly infringing party or institute any lawsuit, unless specific approval has been granted by Licensor.

                  (b) Licensee shall use and display the Trademark only in such form and manner as approved by Licensor (including without limitation, use of the Trademark as a logo, or in plain or stylized type or in such script, written, signature or pictorial form only as approved by Licensor), and Licensee will cause to



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



appear on all Products and all packaging, advertising and promotional material used in connection therewith such legends, markings and notices as Licensor reasonably may request. Licensee shall not use any packaging, advertising and promotional material in connection with the Products without Licensor's prior written approval, which approval shall not be unreasonably withheld. If Licensee does not receive notice of disapproval within ten (10) days after receipt by Licensor of such packaging, advertising and promotional materials, it shall be deemed approved.

                  (c) Any advertising and promotional materials relating to the Products or the Trademark shall be subject to the prior approval of Licensor as provided in paragraph 8 (c) hereof.

                  (d) Licensee shall comply with all practices and governmental regulations in force in the Territory in order to safeguard the rights of Licensor or the Trademark, including without limitation the proper indication of the registration of the Trademark. Licensee shall only use the Trademark in accordance with all applicable legal requirements in force in the Territory.

                  (e) Except to the extent provided in paragraph 1(c), Licensee shall not use any other name or mark in conjunction with the Trademark in any advertising, publicity, promotional materials, labeling, wrapping, packaging, or printed matter of any kind in connection with the Products. Licensee shall use reasonable efforts to prevent the unauthorized use of the Trademark and any imitations thereof.



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                  (f) All sales by or for Licensee of the Products shall be
deemed to have been made by Licensee for the benefit of Licensor and all use of the Trademark by Licensee and all goodwill thereunder shall inure to the benefit of Licensor. Licensee will not knowingly or intentionally at any time do or permit to be done any act or thing to impair or which will tend to impair the Trademark and the rights of Licensor in and to the Trademark, its registration or renewal thereof, or which will detract from the value or prestige of the Trademark.

                  (g) Licensee shall cause to appear on all Products and on all materials in connection with which the Trademark is used, such legends, markings, indications and notices in order to give notice of any trademark, trade name, copyright or other rights therein or pertaining thereto.

                  (h) Licensee shall not challenge Licensor's right to, or the validity of the Trademark, or any application by Licensor for registration or renewal thereof during the term of this Agreement.

                  (i) Licensee shall, at Licensor' request, execute any documents reasonably required by Licensor to confirm its ownership of all rights in and to the Trademark in the Territory and the respective rights of the parties pursuant to this Agreement. Licensee shall, at Licensor's expense, cooperate with Licensor in connection with the filing and prosecution of applications by Licensor to register or renew the Trademark in the Territory and the maintenance of such registration.




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         6.       PERCENTAGE ROYALTY

                  (a) In consideration of the license and rights granted herein, Licensee shall pay to Licensor a royalty of five percent (5%) of the amount of Licensee's net sales (as hereinafter defined) of the Products manufactured and sold hereunder during each Contract Period this Agreement is in effect. As used herein the term "Percentage Royalty" shall refer to the aggregate of such royalty payments.

                  (b) As a guaranteed non-refundable minimum royalty by Licensee to Licensor which shall be credited against the Percentage Royalty due for each Contract Period under this Agreement, Licensee shall pay to Licensor the applicable annual minimum royalty ("Minimum Royalty") set forth below for each Contract Period of the Initial Term and any Renewal Term of this Agreement:




                                            Total
                                            Minimum
                                            Amount
Period                                      Payable           Installment payments

First Contract Period                       $ 100,000         $25,000 upon execution of this Agreement
(16.5 months                                                  with the balance paid in four equal installments
commencing 5/15/96)                                           of $18,750 payable November 15, 1996,
                                                              January  1,  1997, April 1, 1997 and July 1, 1997.

Second Contract Period                      $ 150,000          $37,500 for each calendar quarter of the Second
(12 months commencing 10/1/97)                                 Contract Period

Third Contract Period                       $ 275,000          $68,750 for each calendar quarter of the Third
(12 months commencing 10/1/98)                                 Contract Period



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Fourth Contract Period                      $ 325,000         $81,250 for each calendar quarter of the
 (12 months commencing 10/1/99)                               Fourth Contract Period

Fifth Contract Period                       $ 375,000         $93,750 for each calendar quarter of the Fifth
(12 months commencing                                         Contract Period
10/1/2000)

Each Contract Period of the                 5% of the         One-fourth of the annual minimum for each
Renewal Term                                product of        calendar quarter of the Contract Period of the
                                            110% of           Renewal Term
                                            actual Net
                                            Sales for
                                            prior Contract
                                            Period.


         By way of example, suppose actual Net Sales for the Fifth Contract Period of the Initial Term was $8,000,000 and Licensee renewed the license for the Renewal Term. The minimum amount payable for the First Contract Period of the Renewal Term will be 5% x (110% x $8,000,000) which yields $440,000. If actual Net Sales for such First Contract Period of the Renewal Term were $9,000,000, the minimum amount payable for the Second Contract Period of the Renewal Term will be 5% x (110% x $9,000,000) which yields $495,000.

         Except as indicated above in connection with the payment upon execution of this Agreement and the payment due November 15, 1996, each installment of Minimum Royalty payment shall be made on the first day of each quarter.

                  (c) All payments to Licensor including, without limitation, Percentage Royalty and Minimum Royalty payments, shall be timely paid in the full amount and without any deduction or offset therefrom, in New York City or such other place as Licensor may specify, in U.S. Dollars. Any payment delayed for a period in


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

excess of twenty (20) days shall bear interest from the date the payment was due at two (2%) percent higher than prime rate of interest charged by Chemical Bank in New York City to its most creditworthy corporate borrowers on such due date.

                  (d) The term "Net Sales" shall mean the gross sales price for all sales, shipments, or transfers of the Products manufactured and sold hereunder by or for Licensee or any affiliated or related company as reflected by actual invoice (exclusive of sales tax and/or separately stated shipping, freight or transportation charges) less actual customary trade discounts (except cash discounts) and returns in the normal course of trade. No other deduction shall be made by Licensee. Sales shall be deemed to have been made when invoiced by Licensee or when the Products should have been shipped to the purchaser, whichever shall first occur. Sales or transfers to any party affiliated with Licensee shall be deemed to have been made at the fair market price paid by bona fide third party purchasers.

                  (e) Licensee shall pay the Percentage Royalty pursuant to paragraph 6(a) to Licensor quarter-annually, within thirty (30) days following each calendar quarter based on Net Sales for such calendar quarter (such quarterly period is referred to herein as a "Payment Period"). Such payment shall be an amount equal to the differences between (i) the greater of (A) the aggregate amount of Percentage Royalty earned through any such Payment Period or
(B) the aggregate Minimum Royalty payment payable through such Payment Period less (ii) all payments for Minimum Royalty or Percentage Royalty made to Licensor prior to the date of



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payment. Net Sales, Minimum Royalty and Percentage Royalty  payments in one
Contract Period shall not be credited to Licensee or used to reduce any Net Sales requirement or Percentage Royalty or Minimum Royalty payments obligation in any other Contract Period. Each payment shall be accompanied by a true and accurate statement setting forth the Net Sales of the Products during the preceding Payment Period, certified either by Licensee's chief financial officer or other principal executive officer of Licensee, which statement shall include information as to the number, description and types of Products sold and to discounts and returns actually credited; such statement shall be furnished whether or not Products are actually sold during the applicable Payment Period.

         7. BOOKS AND RECORDS

                  (a) Licensee shall keep and maintain in the regular course of its business, in accordance with generally accepted accounting principles, complete and accurate books and records covering all transactions relating to the license granted herein including the amount of Net Sales of the Products manufactured and sold hereunder, the amount of Percentage Royalty payable hereunder by Licensee and the manner in which such royalty was computed. Licensee shall preserve and keep available all such books and records for at least three (3) years after the year to which they relate.

                  (b) Licensor agrees and acknowledges that all books, records, correspondence, customer lists and date of Licensee pertaining to transactions relating to the license granted herein are the exclusive property of Licensee. Licensor acknowledges that



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customer lists compiled by Licensee for the Products constitute trade secrets and are the exclusive property of Licensee and that at no time during the Initial Term or Renewal Term(s), if any, or upon termination of the license, shall Licensor utilize said customer lists for any purpose except to verify and confirm the amount of Net Sales of the Products, the royalties due Licensor, or in connection with collection of any amount due hereunder or the enforcement of any other rights hereunder.

                  (c) Licensor, subject to the provisions of paragraph 7(b) hereof, shall have the right during the term of this Agreement and for three (3) years thereafter, at its cost and expense and during regular business hours, to inspect and copy and make extracts from said books and records and to designate an authorized representative, including without limitation, a firm of Certified Public Accountants to audit Licensee's books and records and to conduct such further investigation as Licensor shall deem necessary to verify Licensee's performance of all of its obligations hereunder including, without limitation, payments of Percentage Royalty.

                  (d) If, as a result of any examination of Licensee's books and records, it appears that Licensee's royalty payments were less than the amount which should have been paid, Licensee shall promptly pay the amount of discrepancy or shortage, which shall bear interest from the date such royalty payments were due at two percent (2%) higher than the prime rate of interest charged by Chemical Bank in New York City to its most creditworthy corporate borrowers as of such due date, and if the amount of such



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



discrepancy or shortage shall be an amount equal to at least three percent (3%) of the Percentage Royalty payable during the period in question, Licensee shall also reimburse Licensor for the cost of such examination.

         8.       SALE AND PROMOTION

                  (a) Licensee shall not sell, distribute or export the Products outside the Territory. Licensee shall promptly turn over to Licensor all orders or inquiries relating to the sale or delivery of the Products outside the Territory.

                  (b) Licensee shall use its diligent and continuous best efforts to promote and develop the sale of the Products and to exploit the rights granted hereunder in the Territory. Licensee's primary area of responsibility shall be the manufacture, design, styling, packaging, marketing, promotion and sale of the Products in fine department and better specialty stores as a coordinated line or collection of fragrance and toiletry articles with a common styling and packaging. Licensee shall not utilize any other method of distribution without Licensor's written consent in each instance. Licensee shall exercise all reasonable efforts within the limits allowed by the laws and governmental regulations in effect in the Territory to insure that its merchandising and sale of the Products shall conform to policies and methods suitable for goods of high quality sold under a prestigious label of worldwide repute.

                  (c) Prior to any use or appearance in any media, Licensee shall submit to Licensor for its inspection and approval, free of charge, specimens of all advertising, public relations and


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promotional material for the Products (including without limitation, photos, films, videos, artwork, graphics and web site information). Licensee shall furnish to Licensor, free of charge, specimens of all advertising, public relations and promotional material relating to the Products promptly following its use or appearance. Licensor shall have the right to approve the identity, appearance, likeness, signature, and all photos, film and video or other identification of any personality, models, or celebrities endorsing the Products. Licensee shall be solely and exclusively responsible, at its own expense, for securing all releases and consents in favor of Licensor and Licensee in connection with any such endorsements and for any payments to such individuals, which releases and consents shall be supplied to Licensor in advance in connection with the foregoing approval of endorsements.
Licensor shall not unreasonably disapprove of any such materials. Licensor may disapprove of any materials required to be delivered to it hereunder upon notice received by Licensee within ten (10) days after receipt by Licensor of such materials required to be delivered hereunder and if Licensee does not receive notice of approval or disapproval within such period, such materials shall be deemed approved. During the First Contract Period, Licensee shall expend for promotion and advertising of the Products in the Territory an amount equal to not less than one percent (1%) of its Net Sales of the Products for co-op advertising or media advertising directed to consumers. Commencing in the Contract Period following the First Contract Period, Licensee shall pay to Licensor quarter-annually, within thirty (30) days following each calendar quarter, one percent (1%) of Licensee's Net Sales of the Products, which shall be contributed to a joint advertising fund established by Licensor to be utilized for advertising of products marketed under the Trademark.

                  (d) Licensee shall not engage in excessive or indiscriminate disposal of any of the Products as closeouts or offprice sales. In any event, Licensee shall not sell any of the Products as closeouts or off-price sales prior to expiration of sixty (60) days after the date Licensee discontinued manufacturing the Product in question. All closeouts and off-price sales shall be subject to the payment of Percentage Royalty. Closeouts and off-price sales shall mean sales of any of the Products at discounts of thirty-three (33%) percent or more from Licensee's regular price for the Product in question. Licensee shall not ship, sell, or authorize for sale or distribution any Products known to be damaged, defective, seconds or irregulars.

         9.       TERMINATION

                  (a) If Licensee shall fail to make any payment due hereunder and if such default shall continue uncured for a period of thirty (30) business days after written notice thereof to Licensee, Licensor shall have the right to terminate this Agreement forthwith. If either party shall otherwise fail to perform any of the terms, conditions, agreements or covenants in this Agreement and such default shall continue uncured for a period of thirty (30) days after written notice thereof to the party in default, the non-defaulting party shall have the right to terminate this Agreement forthwith.

                  (b) (i) Either party may by written notice terminate this Agreement immediately without incurring thereby any liability to the other, except as hereinafter set forth, in the event the other party shall: (A) be dissolved, be adjudicated, insolvent or bankrupt or cease operations, be unable to admit in writing its ability to pay its debts as they mature or make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors, or file for relief under any insolvency law (except that the Licensee may not terminate this Agreement hereunder if Licensor is subject to any proceeding described in this paragraph 9(b) (i) (A) unless Licensor is adjudicated a bankrupt); (B) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets or affairs, or authorize such application or consent, or permit any proceedings seeking such appointment to be commenced against it (whether voluntary or involuntary) which continues undismissed for a period of sixty (60) days; (C) be the subject of any other proceeding not defined above whereby any of the property or assets of Licensee are or may be distributed among its creditors (or any group of them).

                  (ii) Licensor may terminate this Agreement without liability if Licensee undergoes any substantial change in their ownership or control. Any transfer of control to a principal stockholder or principal officer of Licensee or to an entity controlled by any of them or Licensee (hereinafter referred to as "Related Party") shall not be deemed a change of status, ownership or control of a party for purposes of this paragraph 9(b) (ii). If Licensee's Net Sales with respect to any Contract Period after the First Contract Period are less than $3,000,000 for such Contract Period, then Licensor may terminate this Agreement as provided for hereafter. Termination under this paragraph 9(b)
(ii) shall be upon thirty (30) days prior notice to be given not later than forty-five (45) days after Licensor's receipt of the final payment and statement of Net Sales for a Contract Period required under paragraph 6(e) of this Agreement.

                  (c) In the event Licensor's ownership and right to the existing U.S. Trademark registration for use in connection with or on the Products expire or are terminated through no act or failure to act on the part of Licensor, this Agreement shall terminate as of the date of such expiration or termination, without either party incurring any liability thereby.

                  (d)  On the expiration or sooner termination of this
Agreement:

                           (1)  The rights and license granted to Licensee
herein shall forthwith terminate and automatically revert to Licensor.

                           (2)  All Percentage Royalties on sales of the
Products to the date of expiration or termination shall become immediately due and payable, and Licensee shall remain liable to Licensor for royalties on sales of the Products thereafter.

                           (3)  Except as provided in paragraph 9(e) (providing
a six (6) month period to sell remaining inventory), Licensee and its receivers, trustees, agents, administrators, successors and assigns shall discontinue all use of the Trademark and shall deliver to Licensor, free of charge, all labels, packaging and other materials in its possession bearing the Trademark.

         (4) Licensor may, in its sole discretion, enter into such arrangements as it deems desirable, with any other party, for the manufacture, promotion and sale of the Products in the Territory thereafter.

                  (e) Licensee shall deliver as soon as practicable to Licensor, following expiration or termination of this Agreement, a statement indicating the number and description of Products on hand. Following such expiration or termination, Licensee may manufacture no additional Products, but may continue, on a non-exclusive basis, to distribute and sell its remaining inventory for a period not to exceed six (6) months following such termination or expiration, subject to payment of applicable royalties thereto, all of which shall be paid within thirty (30) days after completion of such six month selling period. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event Licensee refuses to permit Licensor to conduct such physical inventory, then Licensee shall forfeit their right hereunder to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other legal remedies available to it.

                  (f) The termination or expiration of this Agreement shall not relieve Licensee of any obligation or claim for damages due to Licensor arising or accrued prior to or as of the date of such termination or expiration, including but not limited to a claim for the balance of Minimum Royalties, pro-rated to the date of termination.

         10.  INSURANCE

         Licensee, at its own expense, shall procure or cause to be procured, from a responsible insurance carrier acceptable to Licensor, and maintain in full force and effect at all times, a products liability insurance policy with coverages reasonably acceptable to Licensor with respect to the Products manufactured and sold hereunder with a limit of liability of not less than Three Million ($3,000,000) Dollars. Licensor and Licensee shall be named as covered parties and named insureds, as their interests shall appear, and such insurance policy shall provide for at least ten (10) days' prior written notice to Licensor of any cancellation or modification. Licensee shall deliver to Licensor, promptly upon issuance, a full and complete copy of said insurance policy and shall, from time to time upon request, promptly furnish to Licensor evidence that said insurance policy is in full force and effect. Licensee shall also use its best efforts, but without incurring any additional material costs, to name any endorsers of the Products whose names are furnished to Licensee by Licensor in writing as additional covered parties under such policy.

         11.  GOVERNING LAW

         This Agreement shall be deemed to have been entered into in the State of New York, and shall be construed and interpreted in accordance with the laws of the State applicable to agreements made and to be performed in the State of New York, except that any and all disputes, controversies and claims arising out of or relating to the ownership, registration or application for registration of the Trademark shall be determined under the United States federal trademark law. The parties hereto hereby confer jurisdiction upon and consent to the personal jurisdiction of the courts of the State of New York and the United States Federal courts in said State in connection with any matter, dispute or claim arising under this Agreement and Licensee agrees that any action against Licensor must be brought only in such courts.

12.  SUSPENSION

         If Licensee suspends or discontinues its regular business operations with regard to the Products for any reason whatsoever, Licensor shall have the right to terminate this Agreement forthwith by giving thirty (30) days' prior notice to Licensee unless prior to such thirty days, Licensee resumes its regular business operations with regard to the Products without further suspension or discontinuance (in the case of force majeure, such thirty (30) prior notice period shall be extended to sixty (60) days.)

13.  COMPLETE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and undertakings whether oral or written, between the parties hereto. This Agreement may be amended only by a writing executed by the parties. No finders' fees or other compensation is payable by Licensee in connection with the execution of this Agreement.

14.  INDEMNIFICATION

                  (a) Licensee hereby indemnifies Licensor and its parent, subsidiary and affiliated Corporations and its and their successors, assigns, officers, directors, shareholders, employees and affiliates (collectively, "Licensor Indemnified Parties") and undertakes to defend the Licensor Indemnified Parties and save and hold the Licensor Indemnified Parties harmless of and from any and all liability, claims, causes of action, suits, damage and expenses (including reasonable attorneys' fees and expenses) for which any Licensor Indemnified Party may become liable or may incur or be compelled to pay as a result of any action, proceeding or claim against it, for or by reason of any actions, whether of omission or commission, that may be committed or suffered by Licensee or any of its subcontractors, manufacturers, distributors, wholesalers, retailers, representatives, servants, agents or employees in connection with Licensee's performance or breach of this Agreement, (including, without limitation, based upon Licensee's and its subcontractors, manufacturers, distributors, wholesalers, retailers, representatives, servants, agents and employees activities in the research, development, manufacture, sale, advertisement, promotion, production, distribution, or quality control of the Products; products' liability, environmental liability and health and safety risks relating to the Products; alleged defects in the design, material, workmanship, manufacture, and content of the Products and impurities contained therein; claims of copyright or patent infringement with respect to any advertising, promotional and marketing material relating to the

Products or to the manufacturing, packaging, bottling, styling or design of the Products; claims of any endorsers, models, celebrities or other individuals utilized in connection with any advertising, promotion or marketing of the Products; and claims of subcontractors, manufacturers, distributors, wholesalers, retailers and representatives and agents of Licensee), but shall not include any portion of any claim, suit, loss or damage, based upon trademark infringement or unfair competition covered by paragraph 14 (b) hereof. Licensor shall give Licensee prompt notice of any such suits or claims. In connection with such indemnification and without limiting the foregoing, Licensee shall have the right and obligation to control and assume the defense of such claim with counsel selected by it and in such event Licensor shall, at Licensee's expense, cooperate with Licensor in such defense. In the event that Licensee fails to undertake and maintain the defense of any such claims or suits, Licensor may at its election, defend against any such suit or claim with counsel selected by it, all at Licensee's expense. In no event will Licensor or Licensee settle any claims or suits without the other party's approval, which shall not be unreasonably withheld or delayed.

                  (b) Licensor does hereby indemnify Licensee and its parent, subsidiary and affiliated corporations, and its and their successors, assigns, officers, directors, shareholders, employees and affiliates (collectively, "Licensee Indemnified Parties") and undertakes to defend the Licensee Indemnified Parties against and hold the Licensee Indemnified Parties harmless from and against any claims, suits, losses and damages for trademark infringement or unfair competition arising solely out of any authorized use of the Trademark for the Products by Licensee in accordance with the terms and provisions of this Agreement, which indemnification shall include the costs and expenses of defending against the same, including reasonable attorneys' fees (provided however, that Licensor shall not have such indemnification obligation with respect to merchandising, sale or distribution of the Products by Licensee in any particular foreign country prior to Licensor having been issued an effective registration of the Trademark in such country). Licensee shall give Licensor prompt notice of any such suits or claims. In connection with such indemnification and without limiting the foregoing, Licensor shall have the right and obligation to control and assume the defense of such claim, with counsel selected by it and in such event Licensee shall, at Licensor's expense, cooperate with Licensor in such defense. In the event that Licensor fails to undertake and maintain the defense of any such claims or suits, Licensee may at its election, defend against any such suit or claim with counsel selected by it, at Licensor's expense. In no event will Licensor or Licensee settle any claims or suits without the other party's prior written approval, which shall not be unreasonably withheld or delayed.

                  (c) The indemnifications above shall be contingent upon the indemnified party giving the indemnifying party prompt notice of any action, proceeding or claim as to which it expects indemnification.

                  (d) Indemnification hereunder shall be in addition to, and not in lieu of, any remedy either party may have for breach of this Agreement, and the indemnifications provided herein shall survive the termination or expiration of this Agreement for any reason.


     15.  ASSIGNMENT
         Licensor has granted the license hereunder in reliance upon Licensee's experience in the manufacture and distribution of the Products and Licensee's ability to maintain the standards of style and quality required hereunder. Licensee acknowledges that this Agreement is a contract for the personal services and skills of Licensee, involving a relationship of trust and Licensor's confidence in Licensee's willingness and ability to maintain such style and quality standards and to protect the Trademark's reputation. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, except that this Agreement may not be assigned by Licensee, nor may Licensee grant any sublicense. In the event that Licensor shall approve in writing any assignment of this Agreement (which it may refuse to do in its sole discretion), such assignee shall agree in writing to be bound by the terms and conditions of this Agreement and any such assignment shall not relieve Licensee of any liability hereunder. Any assignment not in conformity with this Paragraph 15, whether voluntary or by operation of law, shall be void and of no force or effect and upon any such attempted assignment, Licensor shall have the right to immediately terminate this Agreement.

     16.  NOTICES
     All notices, approvals, requests or consents permitted or required under this Agreement shall be in writing and sent by certified or overnight mail with return receipt requested or delivered by telegram or personally, to the parties at their respective addresses set forth above. Notices to Licensor as well as deliveries of all material or articles to be approved, including but not limited to, samples, design, advertising, tags and labels shall be directed to the attention of the President of Licensor and notices to Licensee shall be directed to the attention of the President of Licensee. By a notice hereunder either party may change the address hereunder or the person to whom any notice or delivery shall be directed.

     17. REMEDIES AND WAIVERS
     The failure of either party to claim or assert a right under this Agreement will not be deemed a waiver thereof unless a time limit is provided in this Agreement for the exercise of such rights. Any waiver, whether express or implied of any provision of this Agreement shall not constitute a continuing waiver of such or any other provision on the Agreement. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided herein or now or hereinafter available.

     18.  NO AGENCY RELATION; PROVISIONS FOR BENEFIT OF PARTIES

         (a) Nothing herein contained shall create or be deemed to create any agency, partnership or joint venture between the parties thereto, and Licensee shall have no power or authority to obligate or bind Licensor in any manner whatsoever.

      Licensee shall bear all of its own expenses incurred in connection with its activities in the research, development, manufacture, sale, production or quality control of Products, its use of the Trademarks, its administration, management, ownership, operation or control of manufacturing and production facilities relating to the Products, including the payment of all applicable taxes (national, state, local and foreign). Licensor shall pay all of its own taxes on royalty payments received by it under Section 6, but shall not be responsible for any portion of Licensee's taxes on sales or income from the Licensed Products.

         (b) The provisions and covenants set forth in this Agreement are made solely for the benefit of the parties to this Agreement and not for the benefit of any other person, and no other person (other than the Licensor Indemnified Parties and the Licensee Indemnified Parties with respect to their rights to indemnification) shall have any right to enforce these provisions and covenants against any party to this Agreement.

         19.  COUNTERPARTS; FURTHER ASSURANCES

         (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document

         (b) Each of the parties shall execute and deliver or cause to be executed and delivered to the other and shall do or make or cause to be done or made, from time to time, all instruments, consents, assignments, documents, actions and things which may be necessary or advisable to consummate and make effective the transactions contemplated by, or to carry out the terms of, this Agreement, including, without limitation, to secure, maintain, and enforce applications and registrations for the Trademarks for use on the Products.

         20.  SEVERABILITY
         The invalidity or unenforceability of any provision of this Agreement shall not effect the other provisions or parts hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or parts thereof were omitted.

         21. CORPORATE AUTHORITY, ETC.

         (a) Licensor hereby represents and warrants that: Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and qualified to do business and in good standing in the State of New York, with full corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement. This Agreement and the other transactions contemplated thereby have been duly authorized by Licensor and it has obtained and there exists, all necessary Board of Directors and other corporate action with respect thereto, and no further corporate action is necessary to authorize this Agreement and the other transactions contemplated thereby. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation legally enforceable against Licensor in accordance with its terms. The execution and delivery of this Agreement by Licensor and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under, any of the terms and provisions of Licensor's Certificate of Incorporation or By-laws or any agreement, indenture or instrument to which it is bound, or any law, regulation, order, decree, judgment or award to which it is subject.

         (b) Licensee hereby represents and warrants that: Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business and in good standing in the State of New York with full corporate power and authority to enter into and be bound by the terms and conditions of, this Agreement. This Agreement and the other transactions contemplated thereby have been duly authorized by Licensee and it has obtained and there exists, all necessary Board of Directors and other corporate action with respect thereto, and no further corporate action is necessary to authorize this Agreement and the other transactions contemplated thereby. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation legally enforceable against Licensee in accordance with its terms. The execution and delivery of this Agreement by Licensee and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under, any of the terms and provisions of Licensees' Articles of Incorporation or By-laws or any agreement, indenture or instrument to which it is bound, or any law, regulations, order, decree, judgment or award to which it is subject.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                         EUROPE CRAFT IMPORTS INC.

                                         By:  /s/ Charles S. Ramat, President
                                         Charles S. Ramat, President
                                         and Chief Executive Officer


                                         AZUREL, LTD.

                                         By  /s/ Gerard Semhon
                                         Gerard Semhon, Chairman
                                         and Chief Executive Officer

STATE OF NEW YORK      )
                       )  SS.:
COUNTY OF NEW YORK     )

       On the 20th day of May, 1996, before me personally came CHARLES S. RAMAT, to me known, who being duly sworn, did depose and say that he resides at 1185 Park Avenue, NYC 10128; that he is the President and Chief Executive Officer of Europe Craft Imports, Inc., the corporation described in, and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereto by like order.

Sworn to before me this 20th day

of May, 1996

/s/ Wanda Alers
Notary Public


STATE OF NEW YORK     )
                      ) SS.:
COUNTY OF NEW YORK    )


On the ____ day of May, 1996, before me personally came Gerard Semhon to me known, who being duly sworn, did depose and say that he resides at 414 E.52nd St., NYC 10022; that he is the Chairman and Chief Executive Officer of Azurel, Ltd., the corporation described in, and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereto by like order.

Sworn to before me this 17 day
of May, 1996.

/s/ Yasmin Ali
Notary Public

                                   SCHEDULE 1
                     "MEMBERS ONLY" TRADEMARK REGISTRATIONS
                        IN RELATING TO CLASS 3 PRODUCTS
                             AS OF FEBRUARY 7, 1996


1. US Registration #1,408,149 (Registered 9/9/86, Exp. 9/9/2006) for: men's toiletry articles, namely cologne, after-shave lotion and deodorant, in Class 3 (copy attached)

2.   Argentina Reg. #1,204,005 (Reg. 5/9/86) Renewal Pending (Class 3)

3.   Canada Reg. #321,276 (Reg. 12/5/86, Exp. 12/5/2001) (Class 3)

4.   Chile Reg. #442,900 (Reg. 4/5/95, Exp. 4/5/2005) (Class 3)

5.   Great Britain Reg. #B1,228,646 (Reg. 10/22/84, Exp. 10/22/2005) (Class 3)

6.   Japan Reg. #1,939,438 (Reg. 3/27/87, Exp. 3/27/97) (Jap C1.21 = Toiletries)

7.   Japan Reg. #2,693,252 (Reg. 8/31/94, Exp. 8/31/2004) (Jap C1.4 = Perfumes)

8.   Korea Reg. #92,834 (Reg. 7/11/83, Exp. 7/11/2003) (Kor C1. 12 = Perfumes)

9.   Uruguay Reg. #210,270 (Reg. 7/9/87, Exp. 7/9/97) (Class 3)

10.  Venezuela Reg. #146,404 (Reg. 4/8/92, Exp. 4/8/2007) (Ven C1.6 =
     Toiletries)

Int. Cls.:3, 18 and 25
Prior U.S. Cls.: 3,39 and 51                            Reg. No. 1,408,149
United States Patent and Trademark Office               Registered Sep. 9, 1986

                                   TRADEMARK
                               PRINCIPAL REGISTER

                                  MEMBERS ONLY


EUROPE CRAFT IMPORTS INC. (NEW JERSEY CORPORATION)
390 FIFTH AVENUE
NEW YORK, NY 10018

  FOR: MEN'S TOILETRY ARTICLES, NAMELY, COLOGNE, AFTER-SHAVE LOTION AND DEODORANT, IN CLASS 3 (U.S. CL.51)
  FIRST USE 8-0-1985; IN COMMERCE 8-0-1985.
  FOR: HANDBAGS, IN CLASS 18 (U.S. CL.3)
  FIRST USE 9-0-1985; IN COMMERCE 9-0-1985.
  FOR: RAINWEAR, TENNIS WEAR, NAMELY, KNITTED VESTS, SWEATERS, SHORTS, KNIT SHIRTS, KNITTED/FLEECE AND WOVEN COORDINATED JACKETS AND TOPS, KNITTED/FLEECE WARM-UP SUITS, T-SHIRTS; SWIMSUITS; BOYS' AND GIRLS' ACTIVEWEAR/SPORTSWEAR, NAMELY, KNIT AND WOVEN JACKETS, SHIRTS, CASUAL PANTS AND SWEATSUITS; BOYS' AND GIRLS' OUTERWEAR, NAMELY, JACKETS, IN CLASS 25 (U.S. CL. 39).
  FIRST USE 7-10-1981; IN COMMERCE 7-10-1981.
  OWNER OF U.S. REG. NOS. 1,086,489, 1,262,496 AND OTHERS.

  SER. NO. 580,863, FILED 2-3-1986.

FRED MANDIR, EXAMINING ATTORNEY